Master Servicer: Wells Fargo Bank
Subservice Unit
1320 Willow Pass Road, Suite 300
Concord, CA 94520
cmssubservicereports@wellsfargo.com

ANNUAL OFFICER'S COMPLIANCE CERTIFICATE

In accordance with the requirements of that certain Sub-Servicing Agreement dated as of March 1, 2006 between Laureate Capital LLC, as Sub-Servicer for Wells Fargo Bank, National Association, as a Master Servicer for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates Series 2006-HQ8; Section 5.12, Exchange Act Reports: Annual Compliance Documents:

As an authorized officer of Laureate Capital LLC, I certify that (i) a review of the Sub-Servicing activities for the annual period ending December 31, 2006 and our performance under said agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, Laureate Capital LLC, has performed and fulfilled its obligations under this Agreement in all material respects throughout such year.

By:	/s/ Joseph Lovell	Date: 2/23/07
Joseph Lovell
Senior Vice President

#761 Wells Fargo MSCII 2006-HQ8
227 West Trade Street s Suite 400 s Charlotte, NC 28202 s (704) 332-4454 s FAX (704) 332-5810
www.laureatecap.com